Exhibit 2.22

AMENDMENT NO. 1
Dated as of November 17, 2009
to
AMENDED AND RESTATED RECEIVABLES PURCHASE AGREEMENT
Dated as of October 16, 2008

THIS AMENDMENT (this “Amendment”) dated as of November 17, 2009 is entered into by and between NMC FUNDING CORPORATION, a Delaware corporation, as Purchaser (the “Purchaser”) and NATIONAL MEDICAL CARE, INC., a Delaware corporation, as Seller (the “Seller”).

PRELIMINARY STATEMENTS

A. The Purchaser and the Seller are parties to that certain Amended and Restated Receivables Purchase Agreement dated as of October 16, 2008 (as amended or otherwise modified prior to the date hereof, the “RPA”). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the RPA.

B. The Purchaser and the Seller have agreed to amend the RPA on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises set forth above, and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

Section 1. Amendments.

1.1 Section 1.1 of the RPA is hereby amended to delete the definitions of “Collections”, “Contract” and “Receivable”. From and after the effective date of this Amendment, each such term will have the meaning specified in the TAA as provided in the first sentence of Section 1.1 of the RPA.

1.2 The second sentence of Section 2.3 of the RPA is hereby amended and restated in its entirety to read as follows:

“In addition, if on any day it is determined that (i) any of the representations or warranties in Article III was untrue with respect to a Receivable as of the date such representation or warranty was made or (ii) any of the representations or warranties set forth in Section 3.1(d) or Section 3.1(j) becomes untrue with respect to a Receivable (whether on or after the date of any transfer thereof to the Purchaser as contemplated hereunder) or (iii) a Receivable that was formerly treated as or represented to be an Eligible Receivable does not satisfy the requirements in paragraph (xi) of the definition of “Eligible Receivable” in the TAA or becomes a Diluted Government Program Receivable, then, in any such case, the Purchaser shall be entitled to a Purchase Price Credit in an amount equal the Outstanding Balance of such Receivable (determined without giving effect to any write-off with respect thereto).”

1.3 Sections 3.1(n) and 3.1(o) of the RPA are each amended to delete the date “September 1, 2008” and to substitute therefor the date “September 30, 2009”.

1.4 Section 3.1(s) of the RPA is amended to delete the words “Exhibit C hereto” and to substitute therefor the words “Account Schedule”.

1.5 Section 5.1(a)(vi) of the RPA is amended and restated in its entirety to read as follows:

“(vi) Credit and Collection Policy. On an annual basis, at least 30 days prior to the Commitment Termination Date, a complete copy of the Credit and Collection Policy then in effect, together with a summary of any material changes from the most recent Credit and Collection Policy delivered to the Administrative Agents pursuant to Section 4.1(o) or Section 5.1(a) of the TAA.”

1.6 Section 8.1 of the RPA is hereby amended to delete the word “or” at the end of clause (xvii), to replace the period at the end of clause (xviii) with a semi-colon followed by the word “or” and to add the following as new clause (xix):

“(xix) without duplication of any amounts paid by the Seller pursuant to Section 2.3, any cancellation or voiding of a Receivable, any Contractual Adjustment, or any other event or circumstance which gives arise to a “Deemed Collection” under the TAA or a “Purchase Price Credit” under this Agreement.”

1.7 Section 9.12 of the RPA is hereby amended and restated in its entirety to read as follows:

“Section 9.12 Characterization of the Transactions Contemplated by the Agreement. It is the intention of the parties that each Purchase hereunder shall constitute a sale of such Receivables, together with the Related Assets with respect thereto, from the Seller to the Purchaser, conveying good title thereto free and clear of any Adverse Claims, and that such Receivables and Related Assets not be part of the Seller’s estate in the event of an insolvency. If, notwithstanding the foregoing, the transactions contemplated under this Agreement should be deemed a financing, the Seller and the Purchaser intend that the Seller shall be deemed to have granted to the Purchaser a first priority perfected and continuing security interest in all of the Seller’s right, title and interest in, to and under the Receivables now or hereafter arising that are sold to the Purchaser pursuant to this Agreement, together with the Related Assets with respect thereto. In addition, to further protect the interests of the Purchaser and its assigns, the Seller hereby grants to the Purchaser (for the benefit of itself and the other Indemnified Parties) a first priority perfected and continuing security interest in all of the Seller’s right, title and interest in, to and under the Receivables arising after the Termination Date, together with the Related Assets with respect thereto. The security interests deemed granted and granted pursuant to the two preceding sentences shall secure all obligations of the Seller hereunder and under the other Transaction Documents (including, without limitation, all indemnification and other obligations of the Seller under Article VIII of this Agreement). The Seller hereby assigns to the Purchaser all of its rights and remedies under the Transferring Affiliate Letter and the BMA Transfer Agreement (and all instruments, documents and agreements executed in connection therewith) with respect to the Receivables and the Related Assets and with respect to any obligations thereunder of any Originating Entity with respect to the Receivables and the Related Assets (including, without limitation, all security interests granted by the Transferring Affiliates under the Transferring Affiliate Letter and all indemnification obligations of the Transferring Affiliates under Section 17 of the Transferring Affiliate Letter).”

1.8 The RPA is further amended to add the following new Section 9.13 immediately after Section 9.12:

“Section 9.13 Perfection Representations. The Perfection Representations shall be a part of the Agreement for all purposes. The Seller hereby makes the representations and warranties set forth in the Perfection Representations as of the date of each sale of Receivables hereunder. The Perfection Representations shall survive termination of this Agreement.”

Section 2. Conditions Precedent. This Amendment shall become effective and be deemed effective as of the date hereof upon (i) the receipt by the Purchaser of counterparts of this Amendment duly executed by the Purchaser and the Seller and (ii) the effectiveness of the Fifth Amended and Restated Transfer and Administration Agreement of even date herewith among the Purchaser, as “Transferor”, the Seller, as the initial “Collection Agent” thereunder, the Persons parties thereto as “Conduit Investors”, the Persons parties thereto as “Bank Investors”, the Persons parties thereto as “Administrative Agents” and WestLB AG, New York Branch, as “Agent”.

Section 3. Covenants, Representations and Warranties of the Seller.

3.1 Upon the effectiveness of this Amendment, the Seller hereby reaffirms all covenants, representations and warranties made by it in the RPA and agrees that all such covenants, representations and warranties shall be deemed to have been remade as of the effective date of this Amendment.

3.2 The Seller hereby represents and warrants that (i) this Amendment constitutes the legal, valid and binding obligation of such party, enforceable against it in accordance with its terms and (ii) upon the effectiveness of this Amendment, no Seller Default or Potential Seller Default shall exist under the RPA.

Section 4. Reference to and Effect on the RPA.

4.1 Upon the effectiveness of this Amendment, each reference in the RPA to “this Agreement,” “hereunder,” “hereof,” “herein,” “hereby” or words of like import shall mean and be a reference to the RPA as amended hereby, and each reference to the RPA in any other document, instrument and agreement executed and/or delivered in connection with the RPA shall mean and be a reference to the RPA as amended hereby.

4.2 Except as specifically amended hereby, the RPA and all other documents, instruments and agreements executed and/or delivered in connection therewith shall remain in full force and effect and are hereby ratified and confirmed.

4.3 The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of the Purchaser or any of its assignees under the RPA or any other document, instrument, or agreement executed in connection therewith, nor constitute a waiver of any provision contained therein.

Section 5. Governing Law. THIS AMENDMENT SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (AS OPPOSED TO THE CONFLICT OF LAW PROVISIONS) AND DECISIONS OF THE STATE OF NEW YORK.

Section 6. Execution in Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument. Delivery of an executed counterpart via facsimile or other electronic transmission shall be deemed delivery of an original counterpart.

Section 7. Headings. Section headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized as of the date first written above.

NMC FUNDING CORPORATION,
as Purchaser

By:	/s/ Mark Fawcett
Name:     Mark Fawcett

Title:	Vice President & Treasurer

NATIONAL MEDICAL CARE, INC.,
as Seller

By:	/s/ Mark Fawcett
Name:     Mark Fawcett

Title:	Vice President & Treasurer

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